                                                                 Exhibit 10.18



                            ASSET PURCHASE AGREEMENT

                                  By and Among

                           CONTINENTAL OFFICES, LTD.,

                        CONTINENTAL OFFICES LTD. REALTY

                                      and

                            PRIME GROUP REALTY, L.P.

                                October 21, 1997

                                     INDEX
                                     -----

Article              Article Heading                                  Page
-------              ---------------                                  ----

 1                 Definitions

 2                 Business and Assets Being Sold and
                     Purchased

 3                 Purchase Price and Assumption of Liabilities

 4                 Closing, Closing Date and Closing Deliveries

 5                 Financial Statements and Other Prior
                     Deliveries

 6                 Pre-Closing Covenants and Deliveries

 7                 Warranties and Representations of Sellers

 8                 Warranties and Representations of Purchaser

 9                 Indemnification

 10                Conditions Precedent to the Obligations
                     of Purchaser

 11                Conditions Precedent to the Obligations
                     of Sellers

 12                Certain Employee and Employee Benefit Matters

 13                Termination

 14                Miscellaneous

Exhibits
--------

A                 Legal Opinion of Seller's Counsel
B                 Employment Agreement
C                 Legal Opinion of Purchaser's Counsel
D-1               Leased Real Estate
D-2               Form of Estoppel Letter


Schedules
---------

2.1(a)(vi)        Assumed Contracts
2.2(a)(vi)        Excluded Furniture
3.5               Assumed Construction Contracts
12.1              Employees and Employment Terms

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          THIS ASSET PURCHASE AGREEMENT made and entered into this 21st day of October, 1997 (this "Agreement") by and among Continental Offices, Ltd., an Illinois corporation ("COLR"), Continental Offices Ltd. Realty, an Illinois corporation ("COLR") (COL and COLR) are hereinafter sometimes referred to individually as a "Seller" and collectively as the "Sellers"), and Prime Group Realty, L.P., a Delaware limited partnership ("Purchaser"):


                               R E C I T A L S :
                               ---------------

          Sellers are engaged in, among other things, the business of constructing, managing and leasing the following commercial and office buildings and properties: (i) One Financial Place, Chicago, Illinois (property management only); (ii) Continental Towers, Rolling Meadows, Illinois; (iii) Marquette Building, Chicago, Illinois; (iv) Roosevelt University suburban campus, Schaumburg, Illinois and (v) Cumberland Metro Office Park, Chicago, Illinois (the "Business").

          Sellers desire to sell to Purchaser the Business and substantially all the assets of Sellers owned, used or appropriate for use in the conduct of the Business, and Purchaser desires to purchase the Business and all such assets, for the consideration and on the terms and conditions herein provided (such purchase being herein sometimes referred to as the "Acquisition").

          NOW, THEREFORE, in consideration of the warranties, representations, covenants and agreements hereinafter set forth, the parties hereto hereby warrant, represent, covenant and agree as follows:


                                   ARTICLE 1
                                  Definitions
                                  -----------

          1.1 Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

          1.2 In addition to the terms defined in the first paragraph and Recitals, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

          "Assets" - See Section 2.1(b).
          "Assumed Construction Contracts" - See Section 3.5.
          "Assumed Contracts" - See Section 2.1(a)(vi).
          "Assumed Liabilities" - See Section 3.3.
          "Balance Sheets" - See Section 5.2.
          "Balance Sheet Date" - See Section 5.2.
          "Benefit Arrangements" - See Section 7.24(g).
          "CERCLA" - See Section 7.13(a).
          "Closing" - See Section 4.1.
          "Closing Date" - See Section 4.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          "Construction Contracts" - See Section 3.5.
          "Continental Towers" - See Section 11.5.
          "CTA" - See Section 11.5.
          "Date of the Notice of Claim" - See Section 9.8.
          "Disclosure Schedule" shall mean the letter dated even date herewith delivered to Purchaser by Seller pursuant to Section 5.1(b) of this Agreement simultaneously with the execution and delivery of this Agreement.
          "Employee Benefit Programs" - See Section 7.24(a).
          "Employee Pension Benefit Plans" - See Section 7.24(a).
          "Employee Welfare Benefit Plans" - See Section 7.24(a).
          "Employment Agreement" - See Section 4.2(f).
          "Environmental Laws" - See Section 7.24(e).
          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          "ERISA Affiliates" - See Section 7.24(a).
          "Excluded Liabilities" - See Section 3.4.
          "Financial Statements" - See Section 5.2.
          "GECC" - See Section 11.5.
          "General Warranty Claims" - See Section 9.2(a).
          "Hazardous Material" - See Section 7.13(a).
          "Indemnified Party" - See Section 9.5.
          "Indemnifying Party" - See Section 9.5.
          "IPO" shall mean the initial offering of shares of common stock in Prime Group Realty Trust, the sole general partner of Purchaser. "IRS" shall mean the Internal Revenue Service.
          "Listed Employees" - See Section 12.1.
          "Multi-Employer Plan" - See Section 7.24(a).
          "New 401(k) Plan" - See Section 12.5.
          "Notice of Claim" - See Section 9.5.
          "PBGC" - See Section 7.24(e).
          "PCBs" - See Section 7.13(a).
          "Pre-Closing Warranty Obligations - See Section 3.5(a).
          "Purchase Price" - See Section 3.1(a).
          "Purchaser's Welfare Plans" - See Section 12.3.
          "Release" - See Section 7.13(a).
          "Retained Assets" - See Section 2.2(b).
          "Section 1445 Withholding" - See Section 7.22(d).
          "Seller Medical Plan" - See Section 7.24(a).
          "Seller AD&D Plan" - See Section 7.24(a).
          "Seller STD Plan" - See Section 7.24(a).
          "Threshold" - See Section 9.2(b).
          "Transferred Employee" - See Section 12.1.

          "Underground Storage Tanks" - See Section 7.13(d).


                                   ARTICLE 2
                 Business and Assets Being Sold and Purchased
                 --------------------------------------------

          2.1 (a) Subject to and upon the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Sellers, at the Closing on the Closing Date (as those terms are defined in Section 4.1 of this Agreement) Purchaser shall purchase and accept from Sellers, and Sellers shall sell, transfer, convey, assign and deliver to Purchaser, the entire right, title and interest of Sellers in, to and under the Business, and all of the assets, properties and rights owned or held by Sellers of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Sellers (including the Balance Sheets, as that term is defined in Section 5.2 of this Agreement) which in any way relate to or are used or appropriate for use in connection with the operation of the Business, including, without limitation the following, however, excluding the Retained Assets (as that term is defined in Section 2.2(b) of this Agreement):

               (i) all of Sellers' deposits and advances, credits and prepaid expenses and other prepaid items;

               (ii) all of Sellers' accounts, notes, contracts and other receivables with respect to the Assumed Construction Contracts;

               (iii) all of Sellers' right, title and interest (i) under the real property leases described in the Disclosure Schedule; and (ii) in and to the leasehold improvements situated on the real property which is the subject of each such lease;

               (iv) all of Sellers' inventories of raw materials, purchased parts and supplies, including all packaging materials and supplies, and finished goods with respect to the Business, together with any rights of Sellers to the warranties, if any, and to the extent assignable, received from manufacturers and sellers of such raw materials and any related claims, credits, rights or recovery and set-off with respect thereto;

               (v) all of Sellers' tangible assets, machinery, equipment, transportation equipment, inventories of supplies and spare parts, vehicles, furniture, office equipment, computer hardware and computer software with respect to the Business, including any of the foregoing described in the Disclosure Schedule;

               (vi) all of Sellers' right, title and interest in, to or under those leases, contracts, agreements and commitments with respect to the Business, which are described on Schedule 2.1(a)(vi) attached hereto (the "Assumed Contracts");

               (vii) all of Sellers' right, title and interest in and to the following intellectual property with respect to the Business: trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, including, without limitation, any of the foregoing described in the Disclosure Schedule;

               (viii) any permits and licenses of Sellers with respect to the Business to the extent any of the same are transferable or assignable to Purchaser;

               (ix) all of Sellers' right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character with respect to the Business;

               (x) all of Seller's files, papers, documents and records (other than income tax returns and its corporate seal, minute book or stock record book) with respect to the Business, and all other miscellaneous assets of Sellers with respect to the Business wherever located, including, without limitation, credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, formulae, manufacturing data, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, production records, and any other information reduced to writing relating to the Business; and

               (xi)    the Business as a going concern.

          (b) The assets, properties, rights, interests and business of Sellers listed and described in Section 2.1(a) of this Agreement are hereinafter collectively referred to as the "Assets."

          2.2  (a)     Anything in this Agreement to the contrary
notwithstanding, Sellers are retaining title to, and possession of, and Sellers are not selling, assigning, conveying, transferring or delivering to Purchaser any right, title or interest of Sellers in, to or under any of the following:

               (i) all of Sellers' cash on hand, and on deposit in banks (or in transit);

               (ii) all of Sellers' accounts, notes, contracts and receivables other than those with respect to the Assumed Contracts and all of Sellers' construction and tenant improvement allowance receivables with respect to the Assumed Construction Contracts, which shall be handled pursuant to Section 3.5 of this Agreement;

               (iii) Sellers' corporate seal, minute books and stock record books, the general ledgers and books or original entry, all income tax returns and other income tax records, reports, data, files and documents;

               (iv) any assets, properties and rights owned or held by Sellers which do not relate to or are not used or appropriate for use in connection with the operation of the Business;

               (v) personal vehicles and cellular telephones presently used by members of Mr. Casati's family;

               (vi) all of the office furniture identified on Schedule 2.2(a)(vi) attached hereto;

               (vii) aircraft Lease dated January 17, 1996 with Continental Aviation, Inc.;

               (viii) land development investments with D.F. Hedg & Company, Whitehorn Woods and St. Andre (Gibbs farm) located in Valparaiso, Indiana;

               (ix) ownership interest in the partnership which owns Regency Office Plaza, Des Plaines, Illinois;

               (x) property management and leasing services for Continental Office Plaza and Regency Office Plaza, both in Des Plaines, Illinois;

               (xi) the trade names "Continental Offices, Ltd." and "Continental Offices Ltd. Realty", including any trademarks, logos or designs associated therewith;

               (xii) the capital stock of Continental Athletic Club, Inc., a subsidiary of COL; and

               (xiii)  Sellers' rights under this Agreement.

          (b) The assets, properties, rights and interests of Sellers listed and described in Section 2.2 (a) of this Agreement are hereinafter collectively referred to as the "Retained Assets."

                                   ARTICLE 3
                 Purchase Price and Assumption of Liabilities
                 --------------------------------------------

          3.1 In consideration of and in exchange for the Assets, Purchaser shall:

          (a) pay to Sellers an amount equal to $5,225,129.00 ("Purchase Price"); and

          (b) assume, perform and in due course pay and discharge the obligations and liabilities of Sellers which are being assumed by Purchaser pursuant to Section 3.3 hereof.

          3.2 The Purchase Price shall be paid by Purchaser to Sellers at the Closing on the Closing Date by a certified or cashier's check payable to the order of Sellers, or at the option of Sellers, by transfer of immediately available funds for credit to Sellers, at a bank account designated by Sellers in writing prior to the Closing.

          3.3 As additional consideration for the purchase of the Assets, Purchaser shall, at the Closing on the Closing Date, assume, agree to perform, and in due course pay and discharge, the following debts, obligations and liabilities of Sellers (collectively the "Assumed Liabilities"):

          (a) The obligations and liabilities of Sellers with respect to the Business arising after the Closing Date under (i) the leases, contracts, agreements and commitments set forth in the Disclosure Schedule which Purchaser specifically agrees to assume; and (ii) any leases, contracts, agreements and commitments which are not required to be listed in the Disclosure Schedule pursuant to Section 7.15(a) of this Agreement; and

          (b) The obligations and liabilities of Sellers with respect to the Business for product warranty work with respect to buildings and improvements constructed by the Business or services performed on or prior to the Closing Date by the Business to the extent specifically provided in Section 3.5 of this Agreement.

          3.4 Purchaser shall not assume or pay, and Sellers shall continue to be responsible for, any debt, obligation or liability, of any kind or nature (fixed or contingent, known or unknown) of Sellers, not expressly assumed by Purchaser in Section 3.3 of this Agreement (collectively the "Excluded Liabilities"). Specifically, without limiting the foregoing, Purchaser shall not assume:

          (a) any claim, action, suit or proceeding pending as of the Closing Date or any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters or arising out of or relating to any such other event occurring or, with respect to the manner in which Sellers conducted the Business, on or prior to the Closing Date;

          (b)  any liability arising out of or relating to the Retained Assets;

          (c) any liability of the Sellers for any federal, state, local or foreign income taxes for any periods prior to or subsequent to the Closing;

          (d) any obligation or liability arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) caused by buildings or improvements constructed by Sellers prior to the Closing Date;

          (e) the fees, costs and expenses of any person, firm, corporation or other entity acting on behalf of, or representing Sellers or their shareholders, as broker, finder, investment banker, financial advisor or in any similar capacity; or

          (f) any debt, obligation or liability of Sellers to their shareholders.

          3.5 It is possible that on the Closing Date, the Assets may include contracts ("Construction Contracts") which (i) require COL to construct or remodel certain office space or related facilities and (ii) have not then been completely performed by COL. Schedule 3.5 attached hereto identifies those Construction Contracts to be assumed by Purchaser (the "Assumed Construction Contracts") and those to be retained by Sellers.

          (a) If the Construction Contract is not an Assumed Construction Contract, COL shall be responsible for completing the work and collecting the payments from the tenant who has contracted for such work. COL shall reimburse Purchaser for the costs of any employees of Purchaser who act for COL in completing the work after the Closing Date. Any profit on such jobs, therefore, shall be the property of COL.

          (b) If the Construction Contract is an Assumed Construction Contract, Purchaser shall be responsible for completing the work and collecting the payments required by such Contracts from the tenant. At the Closing, Purchaser shall assume COL's obligations to subcontractors and suppliers in connection with such Contracts and shall reimburse COL for all amounts it has paid in connection with the work (including employee wages and fringes) less all payments COL has received. Any profit on such jobs, therefore, shall be the property of Purchaser.

          3.6 Sellers shall pay the cost of all transfer, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States, or any state or political subdivision thereof, which arises out of the transfer of any of the Assets. All prepaid expenses and management and other fees with respect to the Assumed Contracts (other than Assumed Construction Contracts) shall be prorated as of the Closing Date.

          3.7 Sellers and Purchaser mutually agree to negotiate in good faith an allocation of the Purchase Price among the Assets transferred to Purchaser prior to the Closing. Sellers and Purchaser agree that for income tax purposes, they shall respect the transaction contemplated by this Agreement in accordance with such allocation agreed to by the parties, and to the extent allowed by law, all tax returns and reports filed by Sellers and/or Purchaser (and their respective affiliates) and all reporting positions taken publicly or with any taxing authority and in any tax audit, review or litigation with respect to the transactions contemplated hereby shall be consistent with such allocation. Consistent with the preceding sentence, Purchaser and each Seller shall file IRS Form 8594 with its respective federal income tax return for the taxable year in which the Closing occurs, containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser and each Seller shall deliver to the other a copy of the IRS Form 8594 as filed with their respective federal income tax return within 30 days of the filing of such return.

                                   ARTICLE 4
                  Closing, Closing Date and Closing Deliveries
                  --------------------------------------------

          4.1 The term "Closing" as used in this Agreement shall refer to the actual conveyance, transfer, assignment and delivery of the Assets to Purchaser in exchange for the consideration payable to Sellers pursuant to this Agreement. The Closing shall take place at the offices of Winston & Strawn, 35 West Wacker, Chicago, Illinois 60601, at 10:00 a.m. Chicago time on the date on which the IPO is completed, subject to satisfaction of the other closing conditions set forth in Articles 10 and 11 ("Closing Date"), or at such other time and place or on such other date as Purchaser and Sellers shall agree upon in writing.

          4.2  At the Closing on the Closing Date, Sellers shall deliver to
Purchaser:

          (a) All such warranty bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser or its counsel may deem necessary or desirable;

          (b) Certified copies of minutes or unanimous written consents of the shareholders and Board of Directors of Sellers approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (c) A Certificate, dated the Closing Date, executed by the appropriate officers of each Seller, required by Section 10.1 of this Agreement;

          (d) The opinion of Sidley & Austin, counsel for Sellers, dated the Closing Date, with respect to the matters set forth on Exhibit A attached hereto;

          (e) In each case where the rights of either Seller under any of the licenses, leases, contracts, agreements or commitments to be conveyed to Purchaser hereunder are not assignable to Purchaser as provided herein without the consent of the other party, the consent of each such party to such assignment;

          (f) The employment agreement in the form and substance attached hereto as Exhibit B (the "Employment Agreement") duly executed by Kevork M. Derderian; and

          (g) Such other documents as Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement.

          4.3  At the Closing on the Closing Date, Purchaser shall deliver to
Sellers:

          (a) The payment to be delivered by Purchaser pursuant to Section 3.2 of this Agreement;

          (b) Certified copies of minutes or unanimous written consents of the general partner of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

          (c) The opinion of Winston & Strawn, counsel for Purchaser, dated the Closing Date, with respect to the matters set forth on Exhibit C attached hereto;

          (d)  The Employment Agreement duly executed by Purchaser;

          (e) The Certificate, dated the Closing Date, executed by the general partner of Purchaser, required by Section 11.1 of this Agreement;

          (f) An assumption agreement executed by Purchaser reflecting the assumption of the liabilities set forth in Section 3.3 of this Agreement, in such form as is reasonably satisfactory to Sellers and their counsel; and

          (g) Such other documents as Sellers or their counsel may reasonably request to carry out the purpose of this Agreement.

          4.4 Sellers and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                   ARTICLE 5
                Financial Statements and Other Prior Deliveries
                -----------------------------------------------

          5.1  Sellers have heretofore delivered to Purchaser:

          (a) The audited balance sheets of the Business as of December 31, 1996 and June 30, 1997 and the related audited statements of income for the twelve and six month periods, respectively, then ended and the reports of Ernst & Young, Purchaser's independent certified public accountants thereon; and

          (b) A disclosure schedule (the "Disclosure Schedule") dated even date herewith addressed to Purchaser and signed by Sellers, accompanied or preceded by a copy of each lease, contract, agreement, commitment or plan or other document or instrument referred to in the Disclosure Schedule.

          (c) Copies of the Certificate of Incorporation and By-laws of Sellers as in effect on the date hereof.

          5.2 The financial statements, including the notes thereto, referred to in Section 5.1(a) of this Agreement are hereinafter collectively referred to as the "Financial Statements" and have been initialed by the chief financial officer of each Seller for identification purposes. The balance sheets of each Seller as of June 30, 1997, is hereinafter referred to as the "Balance Sheets" and June 30, 1997 is hereinafter referred to as the "Balance Sheet Date".

                                   ARTICLE 6
                     Pre-Closing Covenants and Deliveries
                     ------------------------------------

          6.1 Sellers shall at all reasonable times prior to the Closing, make their properties, assets, books and records pertaining to the Business available for examination, inspection and review by Purchaser and its lenders, agents and representatives. No such examination, inspection or review by Purchaser or its lenders, agents or representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers expressed in this Agreement.

          6.2 Pending the Closing, Sellers shall use their best efforts to preserve and protect their goodwill, business, rights, properties and assets, to keep available to them and Purchaser the services of their employees, and to preserve and protect their relationships with their employees, creditors, suppliers, distributors, customers and others having business relationships with them.

          6.3 Sellers shall give Purchaser prompt notice of any and all material adverse changes which may occur between the date hereof and the Closing Date with respect to either their financial condition, operations, business, prospects, rights, properties, assets or liabilities, or their relationship with their employees, creditors, suppliers, distributors, customers or others having business relationships with them.

          6.4  Pending the Closing, Sellers shall:

          (a) conduct and carry on the Business only in the ordinary and regular course;

          (b) not merge or consolidate with any other person, firm, corporation or entity;

          (c) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets in connection with the Business, except for inventory or assets purchased, sold or otherwise disposed of in the ordinary and regular course of their Business;

          (d) except as set forth on the Disclosure Schedule, not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any officer, director, employee or consultant, except in the ordinary and regular course of their business and in accordance with past practices consistently applied;

          (e) maintain and repair the equipment and machinery used in the operation of the Business and replace any of it which shall be worn out, lost, stolen, or destroyed all in accordance with Sellers' customary practices;

          (f) not discharge or satisfy any lien, charge or encumbrance, or pay any obligation or liability, fixed or contingent, other than current liabilities discharged or satisfied in the ordinary course of business and consistent with Sellers' past practices;

          (g) not cancel any debts or claims owed to Sellers with respect to the Assets;

          (h) not enter into, or become obligated under, any lease, contract, agreement or commitment in connection with the Business, except for any lease, contract, agreement or commitment having a term of one year or less and involving either a payment by or to either Seller of less than $10,000, and which is entered into in the ordinary and regular course of Sellers' business;

          (i) not change, amend, terminate or otherwise modify any lease, contract, agreement or commitment, except in the ordinary course of business;

          (j) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried and described in the Disclosure Schedule;

          (k) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any lease, agreement, contract, commitment or obligation of Sellers;

          (l) furnish to Purchaser within 30 days after the end of a fiscal quarter an unaudited balance sheet and related unaudited statement of income for such period;

          (m) not solicit or encourage (by way of furnishing information, or otherwise) any inquiries or proposals for the acquisition of the stock, assets or business of Sellers;

          (n) not incur any obligation or liability (absolute or contingent), except for current liabilities incurred in the ordinary course of business, and obligations under contracts entered into in compliance with Section 6.4(j) of this Agreement;

          (o)  agree to do any of the items prohibited by Sections 6.4(b), (c),
(d), (f), (g), (h), (i), (m) or (n).

          6.5 Pending the Closing Date, Sellers shall proceed with all reasonable diligence and use their best efforts to obtain the written consent to the consummation of this Agreement from all necessary persons.

          6.6 With respect to each of the parcels of real estate leased by Sellers and identified on Exhibit D-1 attached hereto, Seller shall deliver to the Purchaser at the Closing on the Closing Date an Estoppel Letter in the form attached hereto as Exhibit D-2 executed by the appropriate lessor.

                                  ARTICLE 7
                   Warranties and Representations of Sellers
                   -----------------------------------------

          Sellers warrant and represent to Purchaser (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such warranties and representations) as follows:

          7.1 Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is qualified to transact business as a foreign corporation in each state or jurisdiction where it owns or leases real property and where the nature of its business requires it to be so qualified.

          7.2 Each Seller has full right and corporate power to enter into, and perform its obligations under this Agreement; and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale of the Assets and other transactions contemplated hereby and thereby; and this Agreement have been duly authorized, executed and delivered by such Seller and each is binding upon, and enforceable against, such Seller in accordance with its terms.

          7.3 Neither the execution, delivery and performance of this Agreement by each Seller nor the consummation of the sale of the Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (a) conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation or By-laws of such Seller, or any foreign, federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any lease, contract, agreement, arrangement, commitment or plan to which such Seller is a party or by which such Seller is bound; or (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or other adverse interest upon any of the Assets; (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any lease, contract, agreement, arrangement, commitment or plan to which such Seller is a party; or (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any lease, contract, agreement, arrangement, commitment or plan to which such Seller is a party.

          7.4 Neither this Agreement nor the sale of the Assets or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing either Seller or any of its shareholders as broker, finder, investment banker, financial advisor or in any similar capacity.

          7.5 All of the rights, properties and assets utilized or required by Sellers in connection with owning and operating the Business are (a) either owned by Sellers or licensed or leased to Sellers under one of the contracts or agreements conveyed to Purchaser under this Agreement; and (b) included in the Assets.

          7.6 Except as set forth on the Disclosure Schedule, neither Seller nor, to the best knowledge of such Seller, any of its officers, directors, shareholders or employees, (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any person, firm, corporation or other entity which has any business relationship (as lessor, supplier, customer or otherwise) with such Seller; (b) owns, or has any interest in, any right, property or asset which is utilized or required by such Seller in connection with owning or operating its business, or (c) has any other business relationship (as lessor, supplier, customer or otherwise) with such Seller.

          7.7 On the Balance Sheet Date, Sellers had, and on the date hereof Sellers have, good and marketable title to all of the Assets, subject to no mortgages, pledges, liens, security interests, encumbrances or other charges or rights of others of any kind or nature, except for any security interests, mortgages, pledges, liens, charges and encumbrances described in the Disclosure Schedule.

          7.8 All of the buildings, fixtures, leasehold improvements and other improvements, machinery, equipment, tools and other personal property owned or used by Sellers have been maintained and repaired in accordance with Sellers' customary practices.

          7.9 All of the inventories which are reflected in the Balance Sheets were purchased or acquired in the ordinary and regular course of Sellers' business and in a manner consistent with the regular inventory practices relating to the Business, and have been or will be used or sold in the ordinary and regular course of Sellers' business and in a manner consistent with its regular inventory practices; on the Balance Sheet Date, all of the inventories which are reflected in the Balance Sheets were in good condition; and all inventories which have been purchased or acquired by Sellers for the Business since the Balance Sheet Date were purchased or acquired in the ordinary and regular course of the Business and in a manner consistent with its regular inventory practices and have been or will be used or sold in the ordinary and regular course of its business and in a manner consistent with its regular inventory practices.

          7.10 All of the accounts, notes, contracts and other receivables which are reflected in the Balance Sheets were acquired by Sellers in the ordinary and regular course of business; and all of the accounts, notes, contracts and other receivables which have been or will be acquired by Sellers since the Balance Sheet Date were or will be acquired in the ordinary and regular course of business.

          7.11 The Disclosure Schedule contains a true and complete list and brief description of all real property leased or used by Sellers, as lessor, lessee or otherwise, including all significant structures located thereon. Each Seller has a valid and enforceable leasehold interest in each parcel of real property disclosed in the Disclosure Schedule as being leased by it and has performed all the obligations required to be performed by it to the date hereof under the leases relating thereto.

          7.12 (a) Except as set forth on the Disclosure Schedule, there is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any federal, foreign, state or local governmental or regulatory commission, agency or other administrative or regulatory body or authority, pending or, to the best knowledge of Sellers, threatened against or affecting either Seller, its operations, business or affairs, or any of the Assets or Sellers' right to own the Assets or operate the Business; and neither Seller has any knowledge of any state of facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation.

          (b) Except as set forth on the Disclosure Schedule, neither Seller is party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has either Seller agreed that any unit of their employees that is not represented by a labor union or other labor organization is appropriate for collective bargaining. Except as set forth on the Disclosure Schedule, there is no labor trouble, dispute, grievance, controversy, strike or request for union representation pending or threatened against either Seller relating to or affecting its business or operations, and neither Seller knows of any occurrence or any events which would give rise to any such labor trouble, dispute, controversy, strike or request for representation. The Disclosure Letter fairly and accurately summarizes all material employee policies applicable to employees of Sellers, or either of them, that are not represented by a labor union or other labor organization, including but not limited to policies concerning vacations, payroll practices, leaves of absence, affirmative action, equal employment opportunity and policies relating to employee counseling, discipline and discharge.

          (c) Sellers are not owning or operating, and have not owned or operated the Business or the Assets, and are not carrying on or conducting, and have not carried on or conducted, any of their business or affairs in violation of any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process.

          7.13 (a) Neither Seller has in the conduct of the Business or the Assets transported, treated, disposed of or released, or allowed or arranged for any third person to transport, treat, dispose of, or release Hazardous Material or other waste on, into or at any real property owned, leased or used by either Seller, or to or at any other location which could reasonably give rise to any liability under Environmental Laws. For purposes of this Section 7.13, the term "Hazardous Material" shall mean (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law; (b) any petroleum, including crude oil or any fraction thereof; (c) natural gas liquids, liquefied natural gas or synthetic gas usable for fuel; (d) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (e) any asbestos, polychlorinated biphenyl ("PCB") or isomer of dioxin, or any material or thing containing or composed of such substance. For purposes of this Section 7.13, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

          (b) Neither Seller has received any written request for information or notice and has no knowledge of any facts which could give rise to any notice, that either Seller with respect to the Business or the Assets is a potentially responsible party under CERCLA or other similar Environmental Law.

          (c) There are no pending or threatened, judicial, administrative, or arbitration proceedings under any Environmental Law to which either Seller with respect to the Business or Assets is, or to the knowledge of either Seller will be, named as a party. Neither Seller has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, order or agreement, in any judicial, administrative, arbitration or other forum, relating to compliance with or liability under any Environmental Law.

          (d) Each Seller, with respect to the Business and the Assets has been and is currently in compliance with all applicable Environmental Laws, including without limitation, obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws; and has been and is currently in compliance with all such permits, licenses and authorizations.

          (e) For purposes of this Section 7.13, "Environmental Laws" shall mean any and all federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees and directives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment including, but not limited to, the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all State and local counterparts: the Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., the Clean Air Act, 42 U.S.C. (S)7401 et seq., the Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. (S)6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
(S)11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.

          7.14 (a) The Disclosure Schedule sets forth the true and complete schedule of all tradenames, trademark registrations, trademark applications; servicemarks, servicemark registrations, servicemark applications; copyrights, copyright registrations, copyright applications; patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues and patents of addition) and any licenses or sublicenses with respect to the foregoing held by either Seller relating to the Business. All registrations listed in the Disclosure Schedule are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in the Disclosure Schedule, no licenses, sublicenses, covenants or agreements have been granted or entered into by either Seller in respect of any of such tradenames, trademarks, servicemarks, copyrights or patents or any applications therefor.

          (b) No other patents, trademarks, tradenames, service-marks or copyrights are necessary for the conduct of the Business as presently operated.

          (c) Except as set forth on the Disclosure Schedule, there is not now and has not been during the past six (6) years any infringement, misuse or misappropriation by either Seller of any valid patent, trademark, tradename, servicemark, copyright or trade secret which relates to the Business and which is owned by any third party, and there is not now any existing or, to the knowledge of Sellers, threatened claim against either Seller of infringement, misuse or misappropriation of any patent, trademark, tradename, servicemark, copyright or trade secret.

          (d) There is no pending or threatened claim by either Seller against others for infringement, misuse or misappropriation of any patent, trademark, tradename, servicemark, copyright or trade secret owned by either Seller.

          (e) All applications to register patents, trademarks, tradenames, servicemarks or copyrights which have been filed by or on behalf of either Seller, and any registrations maturing therefrom, are owned by such Seller free and clear of any security interest, lien, encumbrance or any interest of any nature of any third party.

          (f) Except as noted in the Disclosure Schedule, neither the shareholders of either Seller nor any employee, director or officer of either Seller owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, servicemark, tradename, brand name or copyright or application therefor (i) which either Seller is presently using; (ii) the use of which is necessary for the Business; or (iii) which pertains to the art in which either Seller is engaged.

          7.15 (a) The Disclosure Schedule contains a true and complete schedule setting forth and describing all personal property leases, real property leases, and all other contracts, agreements and commitments to which either Seller is a party, and relating to the Assets or operation of the Business or affairs of Sellers, except (i) purchase and sale of commitments entered into in the ordinary either course of business, (ii) leases, contracts, agreements or commitments which may be terminated by either Seller on thirty
(30) day or less written notice without penalty to such Seller and (iii) contracts with a term of one year or less and involving payment by or to either Seller over the remaining term thereof of $5,000 or less.

          (b) All leases, contracts, agreements and commitments to be conveyed to Purchaser under this Agreement are valid, binding and enforceable in accordance with their terms.

          (c) Neither Seller nor to the knowledge of either Seller, any other person, firm, corporation or entity, is in breach of, or default under, any lease, contract, agreement or commitment to be conveyed to Purchaser under this Agreement, and no event or action has occurred, is pending, or to the knowledge of either Seller, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, could constitute or result in a breach by either Seller, or to the knowledge of either Seller, any other person, firm, corporation or entity, or a default by either Seller, or to the knowledge of either Seller, any other person, firm, corporation or entity under any lease, contract, agreement, or commitment to be conveyed to Purchaser under this Agreement.

          7.16 The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of Sellers at the dates and for the periods indicated therein.

          7.17 On the Balance Sheet Date, neither Seller had any material liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles, which was not fully disclosed, reflected or reserved against in the Balance Sheets; and except for liabilities which have been incurred since the Balance Sheet Date in the ordinary and regular course of Sellers' business, since the Balance Sheet Date, neither Seller has incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

          7.18 Since the Balance Sheet Date:

          (a) The Business has been conducted and carried on only in the ordinary and regular course;

          (b) Except for inventory or assets purchased, sold or otherwise disposed of in the ordinary and regular course of Sellers' business, neither Seller has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

          (c) Neither Seller has sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

          (d) Except as set forth in the Disclosure Schedule, neither Seller has made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust;

          (e) Except as set forth in the Disclosure Schedule, neither Seller has increased the rate of compensation of any employee;

          (f) There has been no material adverse change in or with respect to the financial condition, operations, the business, prospects, rights, properties, assets or liabilities of either Seller or its relations with its employees, creditors, suppliers, distributors, customers, or others having business relationships with such Seller and no state of facts exists which may reasonably be expected to give rise to any such material adverse change;

          (g) Neither Seller has discharged or satisfied any lien, charge or encumbrance, or paid any obligation or liability, fixed or contingent, other than current liabilities discharged or satisfied in the ordinary course of business and consistent with such Seller's past practices;

          (h) Neither Seller has cancelled any debts or claims owed to it with respect to the Assets;

          (i) Neither Seller has changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or

          (j) Neither Seller has agreed to do any of the items set forth in Sections 7.18(b), (d), (e), (g), (h) or (i).

          7.19 All policies of insurance which are owned or held by Sellers and which relate to the Business are in good standing, valid and subsisting, and in full force and effect in accordance with their terms. Such insurance policies are adequate and customary for the conduct of the business of Sellers.

          7.20 All licenses, franchises, permits and other governmental authorizations held by Sellers relating to the Business are valid and in effect on the date hereof and neither Seller has received any notice that any appropriate governmental authority intends to cancel, terminate or not renew any of the same. Sellers hold all licenses, permits and other governmental authorizations necessary for the conduct of the Business as heretofore conducted.

          7.21 The Disclosure Schedule sets forth a complete and correct list of all pending warranty and product liability claims or causes of action received by or filed against either Seller. True and complete copies of all written warranties provided generally to customers of either Seller during the past 5 years have been previously delivered to Purchaser. Neither Seller has knowledge or has received any notice of any defect in workmanship or materials with respect to any class of its products.

          7.22 (a) Each Seller has filed all federal, foreign, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due and all such returns, reports and estimates were prepared in the manner required by applicable law and all taxes, assessments or other governmental charges shown thereby to be payable have been paid; and the provision for taxes in the Balance Sheets is adequate to cover the liability of such Seller to the Balance Sheet Date for all taxes. Neither Seller has been a member of an affiliated group of corporations filing a consolidated income tax return within the period of five years preceding the Balance Sheet Date, nor has either Seller ever made an election under Section 341(f) of the Code. Since the Balance Sheet Date, neither Seller has incurred any liability for taxes except those arising from the operation of its business in the ordinary course. None of the Assets (or portion thereof) is subject to a "safe harbor lease" under former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, is tax exempt use property under
Section 168(h) of the Code, consists of an interest in a partnership for federal income tax purposes, or was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a). Neither Seller has any (or has previously had any) permanent establishment in any foreign country, or engages (or has previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country. Neither the Code nor any other provision of law requires Purchaser to withhold any amount in respect of the Purchase Price or the Assumed Liabilities.

          (b) Each Seller has withheld amounts from its employees and has filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes, in compliance with the tax withholding provisions of the Code and other applicable federal, foreign, state or local laws.

          (c) Neither Seller has waived any statute of limitations in respect of taxes relating to its Business or agreed to any extension of time with respect to a tax assessment or deficiency relating to its Business, and the assessment of any additional taxes relating to the Business for periods for which returns have been filed is not expected.

          (d) Each Seller shall take all actions as may be necessary to comply with Code Sections 897 and 1445 and any rules, regulations and orders which may be promulgated thereunder. In the event that either Seller fails to provide to Purchaser, at or prior to the Closing, either (i) an affidavit in form acceptable to Purchaser or (ii) evidence satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any taxes which may apply by reason of Code Section 897, Purchaser shall have the right to withhold ten percent (10%) of the Purchase Price (the "Section 1445 Withholding"), and Purchaser shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of that Section. The amount of the Section 1445 Withholding shall be credited against the Purchase Price otherwise due and payable hereunder by Purchaser to such Seller at the Closing and such Seller shall have no recourse against Purchaser therefor.

          7.23 Each Seller, with respect to the Business and the Assets has been and is currently in compliance with all laws relating to the employment of labor, including without limitation, all applicable federal, foreign, state or local laws, regulations and ordinances governing wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, and plant closings and mass layoffs.

          7.24 (a) Seller maintains the Continental Offices Ltd. 401(k) Retirement Plan (the "Seller 401(k) Plan"), which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA. Seller is obligated to make contributions to the following multi-employer plans as defined in Section 3(37) of ERISA: (i) Chicago District Council of Carpenters Pension and Welfare Funds;
(ii) Chicago Painters and Decorators Pension and Welfare Funds (District Council No. 14); (iii) Chicago Painters and Decorators Pension and Welfare Funds (District Council No. 30); (iv) Laborers Pension and Welfare Funds for Chicago and Vicinity; and (v) International Union of Operating Engineers Local 399 Health and Welfare Funds and Central Pension Funds (the "Multi-Employer Plans"). Seller maintains the following "employee welfare benefit plans," as defined in
Section 3(1) of ERISA (together referred to as the "Employee Welfare Benefit Plans"): (i) the Continental Offices Ltd. Group Medical Insurance Plan (the "Seller Medical Plan"); (ii) the Continental Offices Ltd. Group Life Insurance Plan (the "Seller Life Insurance Plan"); (iii) the Continental Offices Ltd. Accidental Death and Dismemberment Insurance Plan (the "Seller AD&D

Plan"); and (iv) the Continental Offices Ltd. Short-Term Disability Insurance Plan (the "Seller STD Plan"); and (v) the Continental Offices Group Dental Plan (the "Seller Dental Plan"). Neither Seller nor any ERISA Affiliate maintains, or has maintained or caused to be terminated in whole or in part, any employee pension benefit plan subject to Title IV of ERISA during the five-year period ending on the Closing Date. For purposes of this Section 7.24, "ERISA Affiliate" means any person which, together with either Seller, is treated as a single employer for any purpose under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

          (b) With respect to the Seller 401(k) Plan and each Employee Welfare Benefit Plan, to the extent applicable to such plan, each Seller has, or before the Closing Date will have, delivered or made available to Purchaser true and complete copies of: (i) the most recent IRS determination letter; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed pursuant to applicable law; (iii) the Summary Plan Description (as currently in effect) distributed to employees; (iv) the most recent trustee reports, financial statements, actuarial reports and audit reports prepared in connection therewith; (v) any material written communications distributed to employees that modify the Summary Plan Description; (vi) any written interpretation of such Seller 401(k) Plan or Employee Welfare Benefit Plan prepared by or at the request of the Sellers; and (vii) the most recent documents (including the plan, related trust and insurance contracts and any amendments thereto) governing the Seller 401(k) Plan or Employee Welfare Benefit Plan.

          (c) In all material respects, the Seller 401(k) Plan complies currently, and has complied in the past both as to form and operation, with the terms of such plan and with the applicable provisions of ERISA, the Code and other applicable federal laws. To the best knowledge of the Seller, all necessary governmental approvals for the Seller 401(k) Plan have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code, of the Seller 401(k) Plan, and each amendment thereto, has been made by the IRS, and nothing has occurred since the date of such determination or recognition letter that would adversely affect such qualification or exemption.

          (d) To the best knowledge of either Seller, with respect to the Seller 401(k) Plan and any Multi-Employer Plan: (i) there are no actions, suits or claims (other than routine, non contested claims for benefits) pending or, to the knowledge of either Seller, threatened, which could reasonably be expected to be asserted against Seller in connection therewith or against any administrator or fiduciary thereof; (ii) no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred; and
(iii) nothing done or omitted to be done and no transaction or holding of any asset under or in connection therewith has or will make either Seller or any officer or director of Seller subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4972, Sections 4975 through 4980, inclusive, or Section 4980B of the Code.

          (e) Except as a result of the Acquisition, neither Seller nor any ERISA Affiliate has (i) incurred or caused to occur a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA) from a Multi-Employer Plan for which a withdrawal liability has been asserted under Section 4201 of

ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), or (ii) been a party to any transaction or agreement with respect to which the provisions of Section 4204 of ERISA were applicable.

          (f) Except as described in the Disclosure Schedule: (i) no action has been taken by Seller that would prevent Purchaser from amending or terminating the Seller 401(k) Plan; and (ii) there has been no amendment thereto, written interpretation or announcement (whether or not written) by Seller, or change in employee participation or coverage under the Seller 401(k) Plan that would increase materially the expense of maintaining such Plan.

          7.25 The Financial Statements, the Disclosure Schedule and all other certificates, documents and instruments furnished by either Seller or any of its directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, the Disclosure Schedule or the Financial Statements, nor any other certificate, document or instrument furnished by either Seller or any of its directors, officers or employees in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE 8
                                   ---------
                  Warranties and Representations of Purchaser
                  -------------------------------------------

          Purchaser warrants and represents to Sellers (which warranties and representations shall survive the Closing regardless of what examinations, inspections, and other investigations Sellers have heretofore made, or may hereafter make, with respect to such warranties and representations) as follows:

          8.1 Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          8.2 Purchaser has full right and power to enter into, and perform its obligations under this Agreement, and has taken all requisite partnership action to authorize the execution, delivery and performance of this Agreement and the Employment Agreement and the consummation of the purchase of the Assets and other transactions contemplated hereby and thereby; and this Agreement and the Employment Agreement have been duly executed and delivered by Purchaser and each is binding upon, and enforceable against, Purchaser in accordance with its terms.

          8.3 Neither the execution, delivery or performance of this Agreement or the Employment Agreement by Purchaser, nor the consummation of the purchase of the Assets or any other transaction contemplated by this Agreement, or the Employment Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with, result in a breach of, or constitute a default under, the Certificate of Limited Partnership or Partnership Agreement of Purchaser, or any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any contract, agreement, commitment or plan to which

Purchaser is a party or by which Purchaser is bound; or (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or other adverse interest upon any right, property or asset of Purchaser.

          8.4 Neither this Agreement nor the purchase of the Assets or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing, Purchaser as broker, finder, investment banker, financial advisor or in any similar capacity.

                                   ARTICLE 9
                                Indemnification
                                ---------------

          9.1 Sellers, jointly and severally, agree to defend, indemnify and hold Purchaser and its successors and assigns, harmless against any loss, damage or expense (including reasonable attorneys' fees), together with interest on cash disbursements in connection therewith at the rate per annum equal to the prime rate as set forth in the Wall Street Journal under the column which is captioned "Money Rates" (if the Wall Street Journal stops publishing the Prime Rate, then the Prime Rate shall mean the rate set forth in the Federal Reserve Statistical Release H-15(519) entitled "Bank Prime Loan") from the date of each such cash disbursement and until paid by Sellers, which may arise out of or be in respect of (a) any breach or violation of this Agreement by Sellers; (b) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Sellers in this Agreement, any Exhibit, the Disclosure Schedule, Financial Statements or any other certificate, document, instrument or affidavit furnished by Sellers in accordance with the provisions of this Agreement, and (c) any and all claims, debts, liabilities, taxes and other obligations of Sellers, whether accrued, absolute, unknown, contingent or otherwise, not expressly agreed to be assumed or undertaken by Purchaser pursuant to Section 3.3 of this Agreement.

          9.2 Purchaser's right to indemnification pursuant to Section 9.1 of this Agreement is subject to the following limitations:

          (a) Except for the representations and warranties contained in Sections 7.1, 7.2, 7.7, 7.13 and 7.22, which shall survive until the termination of all liabilities arising from the subject matter thereof pursuant to applicable statutes of limitations, Purchaser shall not be entitled to assert any right of indemnification pursuant to Section 9.1 of this Agreement for any loss, damage or expense suffered by Purchaser resulting from any inaccuracy or misrepresentations made by Sellers in Article 7 of this Agreement ("General Warranty Claims") after the first anniversary date of the Closing Date, except that if there shall then be pending any dispute, claim, proceeding or action under this Agreement with respect to General Warranty Claims, Purchaser shall continue to have the right to be indemnified with respect to such pending dispute, claim, proceeding or action.

          (b) Purchaser shall not be entitled to indemnification under this Agreement with respect to General Warranty Claims until the aggregate losses, damages or expenses suffered by Purchaser, or its successors and assigns, with respect to General Warranty Claims exceeds $75,000

(said amount is hereinafter sometimes referred to as the "Threshold"), whereupon, Purchaser shall be entitled to indemnification hereunder by Sellers for the aggregate losses, damages or expenses suffered by Purchaser without regard to the Threshold.

          9.3 Sellers' liability to Purchaser, or its successors and assigns, for indemnification claims other than General Warranty Claims shall not be subject to the limitations set forth in Section 9.2 of this Agreement.

          9.4 Purchaser agrees to defend, indemnify and hold Sellers harmless against any loss, damage or expense (including reasonable attorneys' fees), together with interest on cash disbursements in connection therewith at the rate per annum equal to the prime rate as set forth in the Wall Street Journal under the column which is captioned "Money Rates" (if the Wall Street Journal stops publishing the Prime Rate, then the Prime Rate shall mean the rate set forth in the Federal Reserve Statistical Release H-15(519) entitled "Bank Prime Loan") from the date of each such cash disbursement and until paid by Purchaser, which may arise out of or be in respect of (a) any breach or violation of this Agreement by Purchaser, (b) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Purchaser in this Agreement, any Exhibit, or any certificate, document, instrument or affidavit furnished by Purchaser in accordance with the provisions of this Agreement, and (c) any and all debts, liabilities and obligations assumed by Purchaser pursuant to Section 3.3 of this Agreement.

          9.5 Promptly upon obtaining knowledge of any claim, event, statements of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article 9 (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "Indemnifying Party"), setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

          9.6 If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 9.5 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have 15 days after the Date of the Notice of Claim (as that term is hereinafter defined) to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise such third party claim without the consent of the Indemnified Party unless such settlement or compromise requires no more than a momentary payment for which the Indemnified Party is fully indemnified under this Agreement or involves other matters not binding upon the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense. If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (a) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) the Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article 9.

          9.7 Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within 30 days after the Date of Notice of Claim.

          9.8 The term "Date of the Notice of Claim" as used in this Article 9 shall mean the date the Notice of Claims is effective pursuant to Section 14.13 of this Agreement.

                                  ARTICLE 10
             Conditions Precedent to the Obligations of Purchaser
             ----------------------------------------------------

          The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions contemplated under this Agreement) are subject to the following conditions precedent:

          10.1 The warranties and representations made by Sellers in this Agreement to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Sellers shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by an officer of each Seller to the foregoing effect.

          10.2 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions.

          10.3 Sellers shall have received all consents, waivers, permits, approvals, authorizations and orders which may be required (by law, agreement or otherwise) to be obtained prior to the consummation of the sale contemplated under this Agreement in order to transfer all of the Assets to Purchaser at Closing, and such consents, waivers, permits, approvals, authorizations and orders shall be in full force and effect on the Closing Date.

          10.4 No investigation, action, suit or proceeding by any federal, foreign or state governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or the consummation of such sale, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of such sale.

          10.5 There shall have been no material adverse change in or with respect to the financial condition, operations, prospects, rights, properties, assets or liabilities of Sellers or Sellers' relations with their employees, creditors, suppliers, distributors, customers, or others having business relationships with Sellers, and no state of facts shall exist which may reasonably be expected to give rise to any such material adverse change.

          10.6 The IPO shall have been successfully completed.

          Purchaser shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE 11
              Conditions Precedent to the Obligations of Sellers
              --------------------------------------------------

          The obligations of Sellers hereunder (including the obligation of Sellers to close the transactions contemplated under this Agreement) are subject to the following conditions precedent:

          11.1 All warranties and representations made by Purchaser in this Agreement to Sellers shall be true and correct in all material respects on and as of the Closing Date with the same effect, as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Sellers shall have received a certificate executed by the general partner of Purchaser to the foregoing effects.

          11.2 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers and their counsel shall have received copies of such documents as Sellers and their counsel may reasonably request in connection with said transactions.

          11.3 No investigation, action, suit or proceeding by any federal, foreign or state governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or the consummation of such sale, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of such sale.

          11.4 The IPO shall have been successfully completed with the general partner of Purchaser having raised at least $200,000,000 and having an acquisition line of credit of $75,000,000.

          11.5 Purchaser shall have purchased from General Electric Credit Corporation ("GECC") for $115,750,000 the loan in the original principal amount of $152,106,073.00 made by GECC to Sellers secured by a first mortgage on Continental Towers consisting of 34 acres of land located at 1701 Golf Road in Rolling Meadows, Illinois ("Continental Towers") duly executed by Continental Towers Associates - I, an Illinois limited partnership ("CTA").

          Sellers shall have the right to waive any of the foregoing conditions precedent.


                                  ARTICLE 12
                 Certain Employee and Employee Benefit Matters
                 ---------------------------------------------

          12.1 Effective as of the Closing, and except as provided in the next following sentence, Sellers shall terminate the employment of, and the Purchaser shall offer employment to, the employees of Sellers who are listed on Schedule
12.1 attached hereto (the "Listed Employees"), on such terms and conditions of employment that shall be substantially similar to the terms and conditions of employment that they receive under Seller as of the Closing Date, provided that Purchaser shall offer base salaries to such Listed Employees at least equivalent to the base salaries paid by Sellers as of the Closing Date as set forth in
Schedule 12.1, until completion of a review, which is estimated to require 90 to 120 days, of the organizational structure and staffing of the office division of Purchaser by Mr. Richard Curto, its chief executive officer, with the consultation of Mr. Derderian. Notwithstanding the foregoing, Purchaser shall offer employment to such Listed Employees who are employed by Continental Athletic Club, Inc. on such terms and conditions of employment that shall be substantially similar to the terms and conditions of employment that they receive under Seller as of the Closing Date, until such time as Purchaser, in its sole discretion, shall determine. Schedule 12.1 attached hereto also includes each Listed Employee's salary, years of service and position. From and after the Closing Date, Sellers shall permit each Listed Employee to become an employee of Purchaser and shall not interfere with Purchaser's efforts to employ any or all of such Listed Employees and shall cooperate with such efforts in any manner as Purchaser may reasonably request. Up to and including the second anniversary date of the Closing Date, Sellers agree to refrain from the direct or indirect solicitation of and employment of any of such Listed Employees; provided, however, that nothing herein shall prohibit Sellers from (i) hiring those former employees of Sellers who were never hired by Purchaser or have been terminated by

Purchaser or (ii) performing Sellers' obligations under any of their existing contracts with their employees. Except as otherwise provided in this Agreement, Purchaser shall have the right to deal with such Listed Employees who accept such employment with Purchaser ("Transferred Employee") as employees at will in the same manner as it would be free to deal with such employees in the absence of this Agreement. Subject to Purchaser's compliance with this Section 12.1, Sellers shall, jointly and severally, indemnify and hold Purchaser harmless from and against any claims for severance pay made by any employee or former employee of either Seller including but not limited to any Listed Employee under any plan or agreement sponsored or maintained by either Seller as a result of the sale contemplated under this Agreement. Purchaser shall be solely responsible for and shall indemnify and hold Sellers harmless from and against any claims for any severance payments or benefits that may be due to any Transferred Employee who ceases to be employed by Purchaser.

          12.2 Sellers shall, jointly and severally, be responsible for and indemnify Purchaser against any claim by any employee or former employee of either Seller including but not limited to any Listed Employee with respect to any Employee Welfare Benefit Plan benefits, severance, vacation pay, deferred compensation or other similar plans or agreements applicable to such employees due or accrued as of the Closing Date and incurred prior to the Closing Date, or any such claims that arise as a result of the sale contemplated under this Agreement. Purchaser shall not be liable or responsible for the payment of any employee benefits offered by Sellers prior to the Closing Date. Sellers shall assume and be solely responsible for the satisfaction of all claims for medical, life insurance, health, accident or disability benefits brought by or in respect of employees of Sellers under each Employee Welfare Benefit Plan, which claims relate to events occurring prior to the Closing Date. Sellers shall also be solely responsible for all worker's compensation claims of any employees of Sellers which relate to events occurring prior to the Closing Date.

          12.3 Effective as of the Closing Date, Purchaser shall establish employee welfare benefit plans ("Purchaser's Welfare Plans") that are substantially similar to the Employee Welfare Benefit Plans sponsored and maintained by the Sellers as of the Closing Date. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude Purchaser from altering, amending, or terminating any of Purchaser's Welfare Plans, or the participation of any of its employees in such plans, at any time after the date that is 120 days after the Closing Date. Effective as of the Closing Date, all of the Transferred Employees shall be eligible to participate in all of Purchaser's Welfare Plans without any restriction for preexisting conditions, except to the extent such restriction applied under the Seller's Employee Welfare Benefit Plan. Purchaser shall credit each Transferred Employee with any amounts paid by such Transferred Employee under Seller's Employee Welfare Benefit Plans prior to the Closing Date towards satisfaction of deductible amounts and copayments, coinsurance and out-of-pocket maximums under the corresponding Purchaser's Welfare Plans, but only to the extent such payments would have been taken into account under Seller's Employee Welfare Benefit Plans. Purchaser shall assume and be solely responsible for the satisfaction of, and shall indemnify Sellers against, all claims for benefits brought by or in respect of the Transferred Employees under Purchaser's Welfare Plans, which claims accrue or are incurred on or after the Closing Date. Purchaser shall also be solely responsible for, and shall indemnify Sellers against, all worker's compensation claims of any Transferred Employees which relate to events occurring on or after the Closing Date.

          12.4 Seller shall pay to each Listed Employee the cash equivalent of any accrued but unused vacation days as of the Closing Date. Purchaser shall allow any Transferred Employee to take without pay any vacation days that such Transferred Employee has earned but not used under Seller's vacation policy as of the Closing Date, but the cash equivalent of which was paid to such Transferred Employee by Seller, subject to normal scheduling and operational requirements of such Transferred Employee's department. Each Transferred Employee shall be credited with all applicable hours and years of service completed by such Transferred Employee with Seller for purposes of determining the level of vacation benefits earned under Purchaser's vacation policy.

          12.5 Effective as of the Closing Date, and with the assistance and cooperation of Purchaser both before and after the Closing Date, Sellers will cause the account balances of the Transferred Employees under the Seller 401(k) Plan to be spun-off into a new qualified retirement plan (the "New 401(k) Plan") that is identical, in all substantive respects, to the Seller 401(k) Plan, and transfer sponsorship of the New 401(k) Plan to Purchasers. Sellers shall, jointly and severally, be responsible for and indemnify Purchaser against any claim incurred prior to the Closing Date by any Transferred Employee with respect to any benefits accrued under the Sellers 401(k) Plan. Purchaser shall be responsible for and indemnify Sellers for any claim incurred on or after the Closing Date by any Transferred Employee with respect to the qualification and operation of the New 401(k) Plan and the receipt of the transfer of assets from Seller's 401(k) Plan and payments by or on behalf of the New 401(k) Plan. Each Transferred Employee shall be credited with all applicable hours and years of service completed by such Transferred Employee with Seller for purposes of determining eligibility and vesting under the New 401(k) Plan, any successor plan to the New 401(k) Plan, and any new employee benefit plan qualified under
Section 401(a) of the Code.

          12.6 As of the Closing Date, with respect to former and retired employees of Sellers who had terminated employment or retired on or prior to the Closing Date, Sellers shall assume and be solely responsible for all liabilities and obligations in connection with claims for benefits brought by or in respect of such former or retired employees of Sellers under any Employee Welfare Benefit Plan with respect to medical, health and life insurance benefits.

          12.7 Purchaser and Sellers hereby agree to adopt the alternative procedure described in Section 5 of the Revenue Procedure 96-60 as promulgated by the Internal Revenue Service with respect to wage reporting, and F.I.C.A., withholding and similar tax and other collections applicable to Sellers' employees.

          12.8 Effective as of the Closing Date, Sellers agree to assign and Purchaser agrees to assume the collective bargaining agreements covering the Transferred Employees as listed in the Disclosure Schedule.

                                  ARTICLE 13
                                  Termination
                                  -----------

          13.1 This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          (a)  by mutual consent of Purchaser and Sellers;

          (b) by Purchaser or by Sellers, if at or before the Closing any conditions set forth herein for the benefit of Purchaser or Sellers, respectively, shall not have been timely met or cannot be timely met;

          (c) by Purchaser or by Sellers if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before November 15, 1997, or such later date as may have been agreed upon in writing by the parties hereto; or

          (d) by Purchaser or by Sellers if any representation or warranty made herein for the benefit of Purchaser or Sellers, respectively, or in any certificate, schedule or documents furnished to Sellers or Purchaser, respectively, pursuant to this Agreement is untrue in any material respect, or Purchaser or Sellers, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

          13.2 Any termination pursuant to this Article 13 shall not limit or restrict the rights or other remedies of any party hereto.

                                  ARTICLE 14
                                 Miscellaneous
                                 -------------

          14.1 Purchaser will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Sellers will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

          14.2 The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

          14.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

          14.4 The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more corporations all or substantially all of the capital stock or equity interest of which are owned by Purchaser, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such subsidiary. Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement, and further Purchaser guarantees to Sellers the performance by each such subsidiary of its obligations under this Agreement. In the event of any such assignment and delegation the term "Purchaser" as used in this Agreement shall be deemed to refer to each such subsidiary of Purchaser where reference is made to actions or to be taken with respect to the acquisition of the business or Assets, and shall be deemed to include both Purchaser and each such subsidiary where appropriate.

          14.5 The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, Sellers shall defend and indemnify Purchaser, and its successors and assigns, against any loss, liability, or damage resulting or arising from such waiver and failure to comply with the applicable bulk sales laws.

          14.6 If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          14.7 The captions of the various Articles of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          14.8 Risk of loss, damage or destruction to the Assets shall be upon Sellers until the Closing, and shall thereafter be upon Purchaser.

          14.9 The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Illinois, excluding the "conflict of laws" rules thereof.

          14.10 All notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated, and agreed to by Purchaser and Sellers, except to the extent disclosures are required by law.

          14.11 All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

          14.12 All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and, subject to Section 9.2(a) of this Agreement, shall survive the Closing.

          14.13 (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

               To Purchaser:
               ------------

               Prime Group Realty, L.P.
               77 West Wacker Drive
               Suite 3900
               Chicago, IL 60601
               Attention:  President

               With Copy To:
               ------------

               Wayne D. Boberg, Esq.
               Winston & Strawn
               35 West Wacker Drive
               Chicago, IL 60601

               To Sellers:
               ----------

               Continental Offices, Ltd.
               One Financial Place, Suite 2909
               440 South LaSalle Street
               Chicago, IL 60605
               Attention: Kevork Derderian

               With Copy To:
               ------------

               Albert Ritchie, Esq.
               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603

          (b) Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 14.13 if delivered personally, shall be effective upon delivery; and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

          14.14 Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, and (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement.


                            [signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.


                                    PRIME GROUP REALTY, L.P.


                                    By:  Prime Group Realty Trust,
                                         its General Partner

                                       By: ______________________________
                                       Title: ___________________________


                                    CONTINENTAL OFFICES, LTD.


                                    By:___________________________________
                                    Title:________________________________



                                    CONTINENTAL OFFICES LTD.
                                    REALTY


                                    By:___________________________________
                                    Title:________________________________

                                                                       EXHIBIT B
                                                                       ---------


                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this ____ day of ____________, 1997 by and between Prime Group Realty, L.P., a Delaware limited partnership ("Employer"), and Kevork M. Derderian, an individual domiciled in the State of Illinois ("Executive").


                              W I T N E S S E T H
                              -------------------

     A. Employer is engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of office and industrial real estate facilities throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the development of office properties and the management thereof.

     C. Executive wishes to commit himself to serve Employer in the position set forth herein on the terms herein provided.

     D. The parties wish by this Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

     1.   Employment and Duties. During the Employment Term (as defined in
Section 2 hereof), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as the President of Employer's Office Division on the terms and conditions provided in this Agreement. Executive shall conduct, operate, manage and promote the business and business concept of Employer. The Chief Executive Officer or the President of Employer may from time to time further define and clarify Executive's duties and services hereunder as President of Employer's Office Division, which principal duties will include the development, management, leasing, marketing and acquisition of office properties. Executive agrees to devote Executive's best efforts and substantially all of Executive's business time, attention, energy and skill to perform Executive's duties as President of Employer's Office Division.

     2. Term. The term of this Agreement shall commence on the date The Registration Statement on Form S-11, as amended (No. 333-33547; the "Registration Statement") of Prime Group

Realty Trust ("PGRT"), the general partner of Employer, is declared effective (the "Effective Date") and expire on ___________, 2000 [three year term] (the "Employment Term").

     3. Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than Two Hundred Thousand Dollars ($200,000) ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee (the "Committee") of the Board of Trustees of PGRT (the "Board") based on periodic reviews of Executive's performance conducted on at least an annual basis.

          (b) Bonus. In addition to Base Compensation, Executive shall have the right to receive, and Employer agrees to distribute to Executive, a performance bonus distribution for each calendar year during the Employment Term, commencing on January 1, 1998, in such amounts as determined by the two point formula delineated hereinbelow (collectively, a yearly "Performance Bonus Distribution"); provided, however, that the aggregate Performance Bonus Distribution for any calendar year distributable in accordance with the provisions of this Section 3(b) shall in no event exceed 100% of the Base Compensation for such calendar year. The amount of the Performance Bonus Distribution for each calendar year distributable to Executive hereunder shall be determined by the Committee based upon the achievement of Employer's annual business plan approved by the Board for such calendar year, as reflected in the audited financial statements of Employer prepared in accordance with generally accepted accounting principles and auditing standards and practices, consistently applied ("GAAP"). Prior to issuance of the final audited financial statements for each calendar year, Executive shall have the right to review and approve or challenge any calculation or determination of the amount of the Performance Bonus Distribution distributable for such calendar year. Any amount of Performance Bonus Distribution required to be distributed to Executive for any calendar year during the Employment Term shall be distributed by Employer to Executive during the pay period of Employer following finalization of the audit for such calendar year and final review and approval of the bonus calculation by the Committee and, in all events, on or before April 15 of the year immediately following the end of the calendar year for which such Performance Bonus Distribution is attributable.

          The two point formula to determine a Performance Bonus Distribution for any calendar year during the Employment Term shall be as follows:

          (i) Funds From Operations. Executive's Performance Bonus Distribution in an amount of up to seventy-five percent (75%) of Executive's Base Compensation for any given calendar year shall be based on Employer's Funds From Operations publicly announced by Employer ("FFO") such calendar year in relation to projected budget for FFO disclosed to shareholders of PGRT set forth in Employer's Board approved annual business plan for such calendar year ("Public FFO") as follows:

          (A) If FFO is less than Public FFO, Executive shall not be entitled to any Performance Bonus Distribution under this Section 3(b)(i).

          (B) If FFO is one hundred and three percent (103%) or more of Public FFO, Executive shall be entitled to a Performance Bonus Distribution under this
Section 3(b)(i) equal to seventy-five percent (75%) of Executive's Base Compensation for such calendar year.

          (C) If FFO is equal to Public FFO but less than one hundred and three percent (103%) of Public FFO, Executive shall be entitled to a Performance Bonus Distribution under this Section 3(b)(i) equal to thirty seven and one-half percent (37.5%) of Executive's Base Compensation for such calendar year.

          (D) If FFO is greater than Public FFO but less than one hundred and three percent (103%) of Public FFO, then a pro rata adjustment shall be made to the Performance Bonus Distribution to which Executive is entitled under this
Section 3(b)(i) for such calendar year.

          (ii) Discretionary. Executive's Performance Bonus Distribution in an amount of up to twenty-five percent (25%) of Executive's Base Compensation for any given calendar year shall be determined at the sole discretion of the Board or the Committee based upon achievement of such corporate or individual performance goals and objectives as may be established or determined by the Board or the Committee from time to time.

Within ninety (90) days after the Effective Date, Employer and Executive shall negotiate in good faith a revised Performance Bonus Distribution formula which more accurately measures the performance by Executive of Executive's duties and responsibilities related to Employer's Office Division for which Executive has direct authority and oversight.

          (c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive's eligible dependents shall have the right to participate in the medical and dental benefit plan to be established by Employer (which may include contributions by Executive) and in any other retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other executive officers of Employer. Employer expects to have in place a life insurance program in which Executive will be entitled to participate. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for Executive's participation in (i) a nonqualified deferred compensation plan or (ii) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified under the Code at Employer's option.

          (d) Expenses. Executive shall be reimbursed, subject to Employer's receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of Executive's duties hereunder, including expenses for business entertainment and meals (whether in or out of town) and gas for business travel, but excluding automobile insurance. Subject to the policies and procedures referred to in the previous sentence, Employer agrees to reimburse Executive for membership dues for the following organizations (i) NACORE, (ii) ULI and (iii) U.S. Green Building - Council and for travel and related expenses incurred by Executive to attend the annual conventions and board and council meetings of such organizations.

          (e) Vacations. During the Employment Term, Executive shall be entitled to vacation in accordance with Employer's practices, as such practices may be amended or modified from time to time by Employer, provided that Executive shall be entitled to at least four (4) weeks paid vacation in each full calendar year. Executive may accrue unused vacation time if not used in any calendar year or years, however, the maximum cumulative amount of vacation time that Executive may accrue and carry over to the next year is two (2) weeks. Executive shall be entitled to a payment for any vacation time which has accrued but has not been used as of the date of the termination of Executive's employment with Employer, unless Executive's employment is terminated pursuant to Section 5(a)(ii) hereof.

     4. Stock Options. The general partner of Employer, PGRT has established a stock incentive plan (the "Stock Incentive Plan") that will become effective prior to the completion of the initial public offering of shares of common stock of PGRT (the "Common Stock") contemplated by the Registration Statement. The Stock Incentive Plan initially provides, among other things, for the issuance from time to time to certain officers, directors and other employees of PGRT and Employer, including Executive, of stock options. On the Effective Date, pursuant to the Stock Incentive Plan, PGRT shall grant to Executive 70,000 stock options ("Options") that will have such terms and conditions as are set forth in the Stock Incentive Plan and the Stock Option Agreement to be entered into between PGRT and Executive. Such Options granted to Executive shall vest immediately upon the death or disability of Executive or upon termination of this Agreement and Executive's employment for any reason other than a termination for cause by Employer. In the case of a termination for cause, all unvested Options shall be forfeited by Executive, but Executive shall have the right to exercise within the time period provided for in the Stock Incentive Plan all Options vested prior to such termination for cause.

     5. Termination and Termination Benefits. (a) Termination by Employer. (i) Without Cause. Employer may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' prior written notice to Executive following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(i), Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof up to the effective date of such termination, (B) be paid a pro rata portion of any bonus otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) hereof up to the effective date of such termination and, to the extent not previously paid, Executive shall be entitled to all bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(f) hereof up to the effective date of such termination and (D) receive the Termination Compensation specified in Section 5(d) hereof. For purposes of calculating Executive's pro rata portion of any bonus pursuant to clause (B) in the previous sentence, if the termination takes place prior to receipt by Executive of any Performance Bonus Distribution, the Performance Bonus Distribution, a pro rata (based on the number of days in the year) portion of which Executive shall be entitled to receive, shall be deemed to be 50% of Executive's then current annual Base Compensation. For purposes of this Agreement, the "effective date of termination" shall mean the last day on which Executive is employed with Employer which may be later than the date of the delivery of any applicable notice of termination.

          (ii) With Cause. Employer may terminate this Agreement with cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive's duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof up to the effective date of such termination, and, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs and
(B) be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(f) hereof up to the effective date of such termination. For purposes of this
Section 5(a)(ii), "cause" shall mean (1) a finding by the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) Executive's conviction of (or pleading nolo contendere to) a felony, (3) Executive's failure to perform (which shall not include inability to perform due to disability) in any material respects Executive's material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (4) the breach by Executive of any of Executive's material obligations hereunder (other than those covered by clause (3) above) and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive of a written notice of Employer specifying in reasonable detail the nature of the breach, or (5) Executive's sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive's duties and exercise Executive's responsibilities hereunder in a satisfactory manner).

          (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required by this Agreement, Employer may, upon thirty (30) days' written notice to Executive, either terminate this Agreement or suspend Executive's right to any Base Compensation or Performance

Bonus Distributions without terminating this Agreement. In any such event, Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof up to the effective date of such termination, (B) be paid a pro rata portion of any bonus otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) hereof up to the first day of such four (4) month period and, to the extent not previously paid, Executive shall be entitled to all bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs and
(C) be entitled to the benefits set forth in Sections 3(c) hereof (or the after-tax cash equivalent) up to the effective date of such termination, and be entitled to the benefits set forth in Sections 3(d), 3(e), and 3(f) hereof up to the date of such termination. For purposes of calculating Executive's pro rata portion of any bonus pursuant to clause (B) in the previous sentence, if the termination takes place prior to receipt by Executive of any Performance Bonus Distribution, the Performance Bonus Distribution, a pro rata portion of which Executive shall be entitled to receive, shall be deemed to be 50% of Executive's then current annual Base Compensation. In the event Employer elects to suspend Executive's right to Base Compensation and Performance Bonus Distributions, at such time as Executive is able to resume the duties required under this Agreement, Executive shall be entitled to receive Base Compensation and Performance Bonus Distributions from the date Executive commences the performance of such duties following the disability in accordance with the terms and provisions of this Agreement. This Section 5(a)(iii) shall not limit the entitlement of Executive, Executive's estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit. For purposes of this Agreement, the "date of disability" shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

          (b) Termination by Executive. (i) After Change of Control. Executive may terminate this Agreement upon thirty (30) days' written notice to Employer following any "change of control" of PGRT and a resulting "diminution event", each as defined below, but in no event later than two years after the change of control event. Executive shall continue to perform, at the election of Employer, Executive's duties under this Agreement for an additional thirty (30) days following notice of termination. In such event, Executive shall (A) be paid Executive's Base Compensation up to the effective date of such termination, (B) be paid a pro rata portion of any bonus otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) hereof up to the effective date of such termination and, to the extent not previously paid, Executive shall be entitled to all bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(f) hereof up to the effective date of such termination and (D) receive the Termination Compensation specified in Section 5(d) hereof. For purposes of calculating Executive's pro rata portion of any bonus pursuant to clause (B) in the previous sentence, if the termination takes place prior to receipt by Executive of any Performance Bonus Distribution, the Performance Bonus Distribution, a pro rata portion of which Executive shall be entitled to receive, shall be deemed to be 50% of Executive's then current annual Base Compensation. For purposes of this Agreement, in the event

Employer defaults in its obligation under Section 9 hereof and, as a consequence thereof, Executive's employment with Employer (or Employer's successor or assign) terminates, such termination shall be deemed to be a termination under this Section 5(b)(i).

     For purposes of this Section 5(b)(i), (A) a "change of control" of PGRT shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including a "group" as defined in Section 13(d)(3) of the Exchange Act (but excluding The Prime Group, Inc. or any of its affiliates or any group in which The Prime Group, Inc. or any of its affiliates has a significant interest and excluding a trustee or other fiduciary holding securities under an employee benefit plan of PGRT), becomes the beneficial owner of shares of beneficial interests of PGRT having at least fifty percent (50%) of the total number of votes that may be cast for the election of trustees of PGRT;
(2) the merger or other business combination of PGRT or Employer, sale of all or substantially all of PGRT's or Employer's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction immediately following which the shareholders of PGRT immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder, other than The Prime Group, Inc. and its affiliates, owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (3) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were trustees of PGRT immediately before the beginning of such period (the "Incumbent Trustees") shall cease to constitute at least a majority of the Board or a majority of the board of trustees of any successor to PGRT, provided that, any trustee who was not a trustee as of the date hereof shall be deemed to be an Incumbent Trustee if such trustee was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the trustees who then qualified as Incumbent Trustees either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision; and (B) a "diminution event" shall mean any material diminution in (1) the duties and responsibilities of Executive (other than a mere title change, unless the new title is not President) or (2) the compensation package for Executive.

          (ii) Without Good Reason. Executive may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' written notice to Employer, during which period Executive shall continue to perform Executive's duties under this Agreement if Employer so elects. In connection with the termination of Executive's employment pursuant to this Section 5(b)(ii), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and, to the extent not previously paid, Executive shall be entitled to all bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs and (B) be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(f) hereof up to the effective date of such termination.

          (c) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In such event, Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof up to the date of such death, (B) be paid a pro rata portion of any bonus otherwise payable to Executive for or with respect to the calendar year in which such death occurs in accordance with Section 3(b) hereof up to the effective date of such death and, to the extent not previously paid, Executive shall be entitled to all bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such death occurs and (C) be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d), 3(e) and 3(f) hereof up to the date of such death. This Section 5(c) shall not limit the entitlement of Executive, Executive's estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit. For purposes of calculating Executive's pro rata portion of any bonus pursuant to clause (B) in the previous sentence, if the termination takes place prior to receipt by Executive of any Performance Bonus Distribution, the Performance Bonus Distribution, a pro rata portion of which Executive shall be entitled to receive, shall be deemed to be 50% of Executive's then current annual Base Compensation.

          (d) Termination Compensation. In the event of a termination of this Agreement pursuant to Section 5(a)(i) or 5(b)(i) hereof, Employer shall pay to Executive, within thirty (30) days of termination, an amount in one lump sum ("Termination Compensation") equal to (i) in the case of a termination pursuant to Section 5(a)(i) hereof, the product of (A) the sum of (1) Executive's then current annual Base Compensation and (2) Executive's last annualized Performance Bonus Distribution times (B) a fraction, the numerator of which is the number of days between such date of termination and expiration of the Employment Term (but in no event less than 365) and the denominator of which is 365 or (ii) in the case of a termination pursuant to Section 5(b)(i) hereof, two times the sum of
(A) Executive's then current annual Base Compensation and (B) Executive's last annualized Performance Bonus Distribution. For purposes of calculating Executive's Termination Compensation, if the termination takes place prior to receipt by Executive of any Performance Bonus Distribution, the Performance Bonus Distribution component of the Termination Compensation calculation shall be deemed to be 50% of Executive's then current annual Base Compensation.

     6.  Covenants of Executive.

     (a) No Conflicts. Executive represents and warrants that Executive is not personally subject to any agreement, order or decree which restricts Executive's acceptance of this Agreement and the performance of Executive's duties with Employer hereunder.

     (b) Non-Competition. In return for the performance of the management duties described in Section 1 hereof, during the Employment Term, and for a period of two years after any applicable Section 5 termination event, Executive shall not, directly or indirectly, attempt to hire or hire any employee or client of Employer or solicit or attempt to lease space to or lease space to any tenant of Employer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

     (c) Non-Disclosure. During the Employment Term and for a period of two years after the expiration or termination of this Agreement for any reason, Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret (as hereinafter defined) of Employer, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form. For purposes of this Section 6(c), "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by Executive prior to or during the course of Executive's service which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

     (d) Business Opportunities. During the Employment Term, Executive agrees to bring to Employer any and all business opportunities which come to Executive's attention for the acquisition, development, management, leasing or marketing of real estate for industrial or office use. In the event that Employer elects not to participate or take advantage of any such business opportunity, upon termination of Executive's employment with Employer for any reason, Executive shall be free to pursue such business opportunity, provided that such business opportunity does not cause any tenant to relocate from a facility owned and/or operated by Employer, PGRT or any of their respective subsidiaries.

     (e) Return of Documents. Upon termination of Executive's services with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive's possession or under Executive's control.

     (f) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

     (g) Acknowledgment. Executive acknowledges that Executive will be directly and materially involved as a senior executive in all important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other partners and the public from the unfair competition of Executive who, as a result of Executive's performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that Executive will be able to earn a reasonable livelihood following termination of Executive's services notwithstanding enforcement of the covenants contained herein.

     7. Prior Agreements. This Agreement, together with the Stock Incentive Plan, supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

     9. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement giving Executive the right to terminate this Agreement, in which case Executive shall be entitled to receive the compensation specified in Section 5(b)(i) hereof. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

     10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

     (a)  if to Executive, to:

          Kevork M. Derderian
          _________________________
          _________________________

          With a copy to:
          --------------

          ________________________
          ________________________
          ________________________
          Attn: ____________________

     (b)  if to Employer, to:

          Prime Group Realty Trust
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: Chief Executive Officer

          With a copy to:
          --------------

          Prime Group Realty Trust
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: General Counsel

          and to:
          ------

          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL  60601
          Attn:  Wayne D. Boberg

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

     11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a "Contractual Provision") is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

     14. Indemnification by Executive. Executive shall indemnify Employer for any and all damages, costs and expenses resulting from any material harm to Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance by Executive. Executive also shall indemnify Employer for any and all damages, costs and expenses resulting from Executive's acts of omission constituting reckless disregard of Executive's duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Executive's failure to so cure within thirty (30) days.

     15. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        EMPLOYER:

                                        PRIME GROUP REALTY L.P.

                                        By:  Prime Group Realty Trust,
                                             its General Partner

                                             By:______________________________

                                             Title:___________________________


                                        EXECUTIVE:

                                        ______________________________________
                                        Kevork M. Derderian

                     SCHEDULE 2.1(a)(vi)-ASSUMED CONTRACTS
                     -------------------------------------

Subcontract Management Agreement made by and between Continental Offices Ltd.,
     One Financial Place Partnership and Financial Place Corporation for the management of One Financial Place dated August 27, 1997

Marquette Building Management Agreement made by and between Continental Offices
     Ltd. and John D. and Catherine T. MacArthur Foundation for the management of the Marquette Building dated August 1, 1994 and (i) Marquette Building Amendment to Management Agreement dated April 25, 1997

Management Agreement (AUSA/FRE-900344) made by and between Continental Offices
     Ltd. and AUSA Life Insurance Company, Inc. for the management of Cumberland-Metro Business Center dated May 1, 1997

Agreement for Building Engineering Maintenance Services made by and between Continental Offices Ltd. and Roosevelt University for the provision of building engineering maintenance services of Roosevelt University-- Schaumburg Campus dated September 30, 1996

Ameritech Optinet Base Rate, 384, DS1 or DS3 Service Confirmation of Service
     Order made by and between Continental Offices Ltd. and Ameritech dated April 15, 1996

Ameritech Optinet Base Rate, 384, DS1 or DS3 Service Confirmation of Service
     Order made by and between Continental Offices Ltd. and Ameritech dated July 23, 1997

Service Agreement made by and between Continental Offices Ltd. and Williams
     Telecommunications Systems, Inc. dated June 5, 1996

Equipment Lease Agreement made by and between Continental Offices Ltd. and
     Allcom, Inc. dated September 9, 1993

Equipment Lease Agreement (No. 702-1612-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated September 5, 1995

Support Agreement for Per Call Basis made by and between Continental Offices
     Ltd. and Geac Systems, Inc. dated January 1, 1996

Master Terms of Service (No. 31708) made by and between Continental Offices Ltd.
     and SunService Division, Sun Microsystems, Inc. dated February 16, 1997

SunSpectrum Support Program Module made by and between Continental Offices Ltd.
     and SunService Division, Sun Microsystems, Inc. dated April 16, 1997

SunSpectrum Support Program Module made by and between Continental Offices Ltd.
     and SunService Division, Sun Microsystems, Inc. dated February 16, 1997

Power Supply Maintenance Agreement made by and between Continental Offices Ltd.
     and Controlled Power Company dated August 1, 1997

Equipment Lease Agreement (No. 702-1517-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated December 30, 1994

Equipment Lease Agreement (No. 702-1520-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated December 30, 1994

Equipment Lease Agreement (No. 702-1580-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated December 30, 1994

Equipment Lease Agreement (No. 702-1581-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated December 30, 1994

Equipment Lease Agreement (No. 702-1605-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated February 7, 1995

Equipment Lease Agreement (No. 702-1616-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated June 19, 1995

Equipment Lease Agreement (No. 702-1618-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated July 25, 1995

Equipment Lease Agreement (No. 702-1642-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated November 7, 1995

Equipment Lease Agreement (No. 702-1644-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated December 28, 1995

Equipment Lease Agreement (No. 702-1702-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated February 14, 1996

Equipment Lease Agreement (No. 702-1704-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated June 7, 1996 -- Assigned to Vanguard Financial Service Corp.

Equipment Lease Agreement (No. 702-1706-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated May 28, 1996

Equipment Lease Agreement (No. 702-1707-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated May 28, 1996

Equipment Lease Agreement (No. 702-1711-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated July 22, 1996

Equipment Lease Agreement (No. 702-1712-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated September 23, 1996

Equipment Lease Agreement (No. 702-1714-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated September 21, 1996

Equipment Lease Agreement (No. 702-1717-01) made by and between Continental
     Offices Ltd. and D&R Associates Leasing, Inc. dated November 1, 1996

Equipment Lease Agreement (No. 702-1721-01) made by and between Continental
     Offices Ltd. Realty and D&R Associates Leasing, Inc. dated
     September 3, 1997

Training and Delivery Agreement made by and between Continental Offices Ltd.
     and The Forum Corporation of North America dated March 17, 1997

Training and Delivery Agreement made by and between Continental Offices Ltd.
     and The Forum Corporation of North America dated October 14, 1997

Supply/Service Contract made by and between Continental Offices Ltd. and Minolta
     Business Systems, Inc. dated January 31, 1997

Lease Agreement (No. 0053730) made by and between Continental Offices Ltd. and
     Minolta Business Systems, Inc. dated January 29, 1997

Lease Agreement (No. 2351350) made by and between Continental Offices Ltd. and
     Minolta Business Systems, Inc. dated ____________

Lease Agreement (No. 3992250) made by and between Continental Offices Ltd. and
     Minolta Business Systems, Inc. dated June 9, 1995

Smart Business Lease made by and between Continental Offices Ltd. and Pitney
     Bowes Credit Corporation dated January 31, 1997

Postage Meter Rental Agreement made by and between Continental Offices Ltd. and
     Pitney Bowes Credit Corporation dated January 31, 1997

Letter Agreement (Job No. 97-549) made by and between Continental Offices Ltd.
     and Real Estate Analysis Corporation dated May 27, 1997

Letter Agreement (Job No. 97-548) made by and between Continental Offices Ltd.
     and Real Estate Analysis Corporation dated May 27, 1997

Letter Agreement (Job No. 97-547) made by and between Continental Offices Ltd.
     and Real Estate Analysis Corporation dated May 27, 1997

Letter Agreement made by and between Continental Offices Ltd. and Law Offices of Hynes & Johnson dated August 13, 1997

Letter Agreement made by and between Continental Offices Ltd. and Law Offices of Hynes & Johnson dated December 8, 1995

Letter Agreement made by and between Continental Offices Ltd. and Law Offices of Hynes & Johnson dated April 30, 1997

Lease Agreement (No. __) made by and between Continental Offices Ltd. and
     Imagetec L.P. dated ________, 1995

Extended Service Plan made by and between Continental Offices Ltd. and Imagetic
     L.P. dated June 6, 1997

Master Shared Tenant Services Agreement made by and between Continental Offices
     Ltd. and Shared Technologies Inc. dated March 29, 1993

Sprint Business Sense Term Plan/Usage Agreement made by and between Continental
     Offices Ltd. Realty and Sprint Communications Company L.P. dated
     October 13, 1997

Lease Agreement (No. 673588) made by and between Continental Offices Ltd. and
     Modern Business Systems, Inc. dated April 18, 1995

Lease Agreement (No. 673727) made by and between Continental Offices Ltd. and
     Modern Business Systems, Inc. dated September 29, 1994

Copy Maintenance Agreement (No. 118173) made by and between Continental Offices
     Ltd. and Modern Business Systems, Inc. dated April 18, 1995

Minolta Lease Agreement (No. 84148759) made by and between Continental Offices
     Ltd. and Minolta Leasing Division of Tokai Financial Services, Ind. dated February 27, 1995

Employer Agreement Pace Vanpool Incentive Program Subscription Shuttle/Feeder
     Service made by and between Continental Offices Ltd. and Pace, the Suburban Bus Division of the RTA dated February 13, 1997

Various Contracts by and between Continental Offices Ltd. and Cellular One

Various Contracts by and between Continental Offices Ltd. and Ameritech

                   SCHEDULE 2.2(a)(vi) - EXCLUDED FURNITURE
                   ----------------------------------------


All Rommwebber furniture owned by Continental Offices Ltd.

All furniture located in the office of Richard A. Heise located at One Financial Place

                 SCHEDULE 3.5 - ASSUMED CONSTRUCTION CONTRACTS
                 ---------------------------------------------


Letter Agreement made by and between Continental Offices Ltd. and Motorola dated
     September 26, 1997 in the amount of $23,858.42. (Note: This contract might actually be completed before the 30 day period stated in Section 3.5 of the Asset Purchase Agreement)

Standard Form of Agreement between Owner and Contractor (AIA Document A101--1987
     Edition) made by and between Continental Offices Ltd. and Cincinnati Stock Exchange dated October 13, 1997 in the amount of $271,927.41

Letter Agreement made by and between Continental Offices Ltd and First Options of Chicago, Inc. dated September 18, 1997 in the amount of $229,768.31

Letter of Indemnification (for construction) made by and between Continental
     Offices Ltd. and Pax Clearing Company dated September 30, 1997 in the amount not to exceed $3,500.00

Letter of Indemnification (for construction) made by and between Continental
     Offices Ltd. and Pax Clearing Company dated July 22, 1997 in the amount not to exceed $25,000.00

Letter of Indemnification (for construction) made by and between Continental
     Offices Ltd. and Prudential Securities Inc. dated October 3, 1997 in the amount not to exceed $123,000.00

Letter of Intent made by and between Continental Offices Ltd. and Cushman &
     Wakefield/Premisys Inc. dated October __, 1997 in the approximate amount of $900,000.00 (Note: This Letter of Intent is anticipated to be executed in the ten days following the execution of the Asset Purchase Agreement.)